                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (the "Agreement") entered into as of November 4, 1999, by and between MISONIX, INC., a New York corporation ("Misonix"), and ACOUSTIC MARKETING RESEARCH, INC., (d/b/a SONORA MEDICAL SYSTEMS), a Colorado corporation ("Sonora"), and joined in by MR. G. WAYNE MOORE and MR. WILLIAM PHILLIPS (the "Pre-existing Stockholders").

                              W I T N E S S E T H :

         WHEREAS, the Pre-existing Stockholders of Sonora own 2,000 shares of Sonora's common stock, without par value per share ("Sonora Stock"), which constitute all the presently issued and outstanding shares of Sonora Stock; and

         WHEREAS, there are no rights or obligations pertaining to the issuance or transfer of Sonora's Stock or other equity securities convertible into shares of Sonora Stock;

         WHEREAS, Sonora is willing to issue to Misonix and Misonix is willing to purchase from Sonora, 2081.63 shares of Sonora Stock, which are presently authorized but unissued (the "New Shares"), for a purchase price of $624.51 per share (aggregating $1,300,000), following which issuance Misonix would own 51% of the issued and outstanding shares of Sonora Stock and the Pre-existing Stockholders would own 49% of the issued and outstanding shares of Sonora Stock;

         WHEREAS, Sonora and the Pre-existing Stockholders desire to induce Misonix to enter into this Agreement by, among other things (i) issuing to Misonix an option agreement simultaneously herewith in the form of Exhibit B ("Option Agreement"); (ii) having the Pre-existing Stockholders enter into employment agreements with Sonora; and (iii) having the Pre-existing Stockholders join in certain representations, warranties and agreements being made by Sonora, which Pre-existing Stockholders presently control, all as hereinafter contained.

         NOW, THEREFORE, in consideration of the foregoing premises and of the respective representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

         Section 1.1. Purchase and Sale of Shares. Subject to all of the terms and conditions hereof, Sonora hereby agrees to sell, transfer, assign and deliver to Misonix on the Closing Date (as such term is defined in Section 3.1 hereof), and Misonix hereby agrees to acquire and purchase from Sonora on such date, the New Shares, free and clear of any and all liens, liabilities, obligations, security interests, claims, charges and other encumbrances, following which sale Misonix would own 51% of Sonora Stock.

                                    ARTICLE 2

                                  CONSIDERATION

         Section 2.1. Purchase Price for Shares. In consideration of the sale of the New Shares, and subject to the terms and conditions hereinafter set forth, Misonix hereby agrees to pay to Sonora $624.51 per share, constituting an aggregate of One Million Three Hundred Thousand ($1,300,000) Dollars (the "Purchase Price").

         Section 2.2. Payment of the Purchase Price. At the Closing (as such term is defined in Section 3.1 hereof), Misonix shall pay to Sonora the Purchase Price by delivery of a check or wire transfer to Sonora's account, at Sonora's election.

                                    ARTICLE 3

                                     CLOSING

         Section 4.1. Closing. The closing of the transactions contemplated hereby (the "Closing" and "Closing Date") will take place unless otherwise mutually agreed, in writing, simultaneously upon execution and delivery of this Agreement, at the offices of Misonix's counsel, Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022 at 10:00 in the forenoon, or by exchange of executed documents between the respective attorneys for the parties.

         Section 3.2. Seller's Deliveries at Closing. At the Closing, Sonora shall deliver to Misonix, in addition to any other documents or agreements required under this Agreement, the following:

         (a) The certificates evidencing the New Shares being issued to Misonix.

         (b) A certificate in form and substance satisfactory to Misonix and its counsel, duly executed by Sonora and the Pre-existing Stockholders, confirming in the manner set forth therein, that all representations and warranties herein made by Sonora are true and correct on and as of the Closing Date, that all conditions to the Closing have been satisfied and that all required consents, approvals and waivers, if any, have been obtained; and

         (c) The employment agreements with the Pre-existing Stockholders (the "Employment Agreements") in the form of Exhibit A, annexed hereto; and

         (d) Opinion of counsel to Sonora and the Pre-existing Stockholders in the firm of Exhibit D.

         (e) Resolutions appointing designees of Misonix to hold a majority of the seats on the Board of Directors.

         Section 3.3. Misonix's Deliveries at Closing. At the Closing, Misonix shall deliver to Sonora, in addition to any other documents or agreements required under this Agreement, the following:

             (i)   Payment of the Purchase Price;

             (ii) The Option Agreement (as such term is defined in Section 4.1 hereof) with the Pre-existing Stockholders; and

             (iii) Opinion of Counsel to Misonix in the form of Exhibit E.

         Section 3.4. Additional Deliveries. The Pre-existing Stockholders shall deliver:

             (i)   The Employment Agreements; and

             (ii)  The Option Agreement.

                                    ARTICLE 4

                                     OPTION

         Section 4.1. Optioned Shares. The Pre-existing Stockholders are simultaneously at Closing, granting to Misonix the Option Agreement. Each of the Pre-existing Stockholders shall receive on the Closing, the sum of Twenty Five Thousand ($25,000) Dollars, in consideration for issuance of the Option. Following the exercise of such option, the Pre-existing Stockholders represent that Misonix would own 90% of Sonora Stock.

                                    ARTICLE 5

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF

                    SONORA AND THE PRE-EXISTING STOCKHOLDERS

         In order to induce Misonix to enter into this Agreement and to consummate the transactions contemplated hereunder, Sonora and the Pre-existing Stockholders, each hereby, jointly and severally, represent, warrant, covenant and agree with and to Misonix as follows:

         Section 5.1. Corporate Existence and Qualification. Sonora is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. To the best of their knowledge, Sonora is duly licensed or qualified to do the business which it presently conducts, and is in good standing, as a foreign corporation, in all other jurisdictions in which the nature of the business transacted by Sonora or the character of the property owned or leased by it makes such licensing or qualification necessary. Sonora has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except as set forth on Disclosure Schedule 5.1 annexed to this Agreement, Sonora has no subsidiaries and is not a partner in any partnership or joint venture, and does not own any stock or other securities in any other entities. A true, correct and complete copy of each of the Articles of Organization and By-Laws of Sonora, including all amendments thereto, are attached as Schedule 5.1 hereto.

         Section 5.2. Authorization of Agreements. Except as set forth in Disclosure Schedule 5.2 hereto, each of Sonora and the Pre-existing Stockholders has the full legal right, power and authority to execute and deliver this Agreement and all other instruments, certificates and other documents to be executed by it or them in connection herewith (the "Related Documents") and to consummate all of the transactions contemplated herein and therein. This Agreement and the Related Documents constitute the valid and binding obligations of each of Sonora and the Pre-existing Stockholders, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 5.3. Non-Contravention. Except as set forth in Disclosure
Schedule 5.3 hereto, the execution and delivery of this Agreement and the Related Documents by Sonora and the Pre-existing Stockholders and the performance of their respective obligations hereunder and thereunder, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or a violation or grounds for termination of, or an event which with the lapse of time or notice could cause a default under or breach or violation of any agreement or instrument to which Sonora or the Pre-existing Stockholders is a party, or by which any of them is bound, which affects or relates to the transactions contemplated by this Agreement or the Related Documents; or (ii) to the best of their knowledge, constitute a violation of any law, rule, regulation, order, judgment or decree of any court or Governmental Authority. For purposes of this Agreement, "Governmental Authority" shall mean the government of the United States, the State of Colorado and any other jurisdiction in which Sonora conducts its business or any political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entitles established to perform such functions.

         Section 5.4. Capitalization; Ownership.

         (a) The total authorized capital stock of Sonora consists of (i) 50,000 shares of Sonora Stock. The total number of shares of Sonora Stock issued and outstanding is 2,000, all of which are held by the Pre-existing Stockholders. The New Shares being sold to Misonix hereunder equal fifty-one (51%) percent of the issued and outstanding shares of each such class of shares as of the date hereof after giving effect to their issuance to Misonix. Disclosure Schedule 5.4(a) annexed hereto sets forth a list of the stockholders of Sonora and the number of shares of Sonora Stock owned by each such stockholder, who together comprise the Pre-existing Stockholders.

         (b) The New Shares being sold to Misonix will, at Closing, have been validly issued, and fully paid and non-assessable free and clear of all charges, liens and encumbrances whatsoever. At the Closing, Sonora shall convey to Misonix good and marketable title to the shares free and clear of all charges, restrictions, pledges, rights of third parties, claims, liens and encumbrances whatsoever. There are no outstanding subscriptions, options, warrants, rights or privileges, preemptive or contractual, to acquire any shares of capital stock or other equity securities of Sonora, or agreements therefor, or any securities or obligations of any kind convertible into or exercisable or exchangeable for any class of capital stock or equity securities of Sonora.

         Section 5.5. Financial Information. Sonora and the Pre-existing Stockholders have delivered to Misonix and set out on Disclosure Schedule 5.5 annexed hereto statements of income and balance sheets of Sonora for its fiscal years ended December 31, 1997 and December 31, 1998, and the eight-month period ended August 31, 1999 (the "Financials").

         Section 5.6. Assets Free and Clear, etc. Except as set forth in Disclosure Schedule 5.6, Sonora has good and marketable title to all of its assets, and none of such assets are subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance. None of the assets are held under any lease, or as conditional vendee under any conditional sale or other title retention agreement. All of Sonora's assets are in good operating condition and repair, subject only to ordinary wear and tear, and no expenditure is required to put any asset in such condition. No assets which belong to Sonora directly or indirectly is in the name of any other person or entity.

         Section 5.7. Absence of Liabilities. (i) The Financials fully and adequately reflect all liabilities and accrued expenses (including expenses in connection with the transactions contemplated by this Agreement) of Sonora; (ii) subsequent to December 31, 1998, Sonora has not incurred any liabilities required to be reflected or reserved against on its balance sheet other than liabilities incurred subsequent to December 31, 1998 in the ordinary course of

Sonora's business; and (iii) except as set forth in the Financials, Sonora is not subject to any contingent liability and/or obligation.

         Section 5.8. Properties.

         (a) The only real property used in the operation and management of Sonora's business are the leases for Sonora's offices and facilities, true, correct and complete copies of which are attached Schedule 5.8(a) annexed hereto. Sonora enjoys peaceful and undisturbed possession under such leases and there has been no notice of default thereunder, and such leases are valid and in full force and effect.

         (b) Sonora owns no real property.

         (c) The properties and equipment of Sonora are in good operating condition, free from any known defects except such minor defects as do not substantially interfere with the use thereof and the conduct of normal operations, and to the best of their knowledge, comply with the requirements of all applicable laws and ordinances.

         Section 5.9. Litigation.

         (a) There is no action, suit or proceeding pending or, to the best knowledge of Sonora and the Pre-Existing Stockholders, threatened against either Sonora or the Pre-existing Stockholders, and there is no investigation pending or, to the best knowledge of Sonora and the Pre-existing Stockholders, threatened against either Sonora or the Pre-existing Stockholders before any court or Governmental Authority, which would question the validity of this Agreement and the Related Documents or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

         (b) There is no action, suit or proceeding pending or, to the knowledge of Sonora or the Pre-existing Stockholders, threatened against either Sonora or the Pre-existing Stockholders, and there is no investigation pending or threatened against either Sonora or the Pre-existing Stockholders before any court or Governmental Authority.

         Section 5.10. Patent and Trademark Rights.

         (a) Sonora does not have any patents, patent rights, trademarks, trade names, service marks, copyrights or intellectual property rights which are material to the conduct of its business as now conducted except that Sonora has sole and exclusive right and ownership, under Colorado law, of the trademarks listed on Schedule 5.10 annexed hereto. Sonora has at all times since its inception conducted its business without infringement or claim of third party infringement of any patent, patent right, trademark, trade name, service mark, copyright or other intellectual property right of others and Sonora is not aware of any third-party infringement or potential infringement of any patent, patent right, trademark, trade name, service mark, copyright or other intellectual property right, including, without limitation, computer software programs, belonging to Sonora.

         (b) The Pre-existing Stockholders acknowledge and agree that any Inventions or Creative Works (as hereafter defined) and any and all Intellectual Property (as hereinafter defined) subsisting or which may in the future subsist in such Inventions or Creative Works whether or not conceived or made during working hours prior to the date hereof ("Inventions or Creative Works") have on creation vested in and become the exclusive property of Sonora in the United States and any other part of the world, and where the same does not automatically vest, each of the Pre-existing Stockholders agrees to assign the same to Sonora. All Inventions or Creative Works which are copyrightable shall be deemed to be a "work for hire" within the meaning of the United States Copyright Law. The Pre-existing Stockholders hereby irrevocably waives any rights which either of them may have in the Inventions or the Creative Works and hereby irrevocably appoint Sonora to be their attorney to execute and prepare any such instrument or perform any requisite act and generally to use their names for the purpose of giving to Sonora or its nominee the full benefit of the provisions of this Section, and acknowledges in favor of any third party that a certificate in writing signed by any Director or Officer of Sonora that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. The term "Inventions" shall include inventions, ideas, discoveries, developments, writings, designs, drawings, improvements and innovations, whether or not patentable, or capable of registration; the term "Creative Works" shall include certain works in which copyright and/or unregistered design right will subsist in various media, including but not limited to electronic materials; the term "Intellectual Property" shall include patents, trademarks and service marks, rights in designs, trade or business names, copyrights (including rights in computer software) (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world; all of which Inventions, Creative Works, and Intellectual Property shall relate, directly or indirectly, to Sonora, its business and its industry.

         Section 5.11. Licenses, Permits and Accreditations. (i) To the best of their knowledge, except as set forth on Disclosure Schedule 5.11 annexed hereto, Sonora has all material permits, licenses, orders, certificates or approvals (collectively, the "Permits") of all Governmental Authorities which are required in order to allow Sonora to continue to carry on its business and use its properties as now conducted; and (ii) Sonora owns or has, and at all times since inception has owned or had, valid Permits to use all properties necessary for the conduct its business substantially in the manner in which it is presently being conducted.

         Section 5.12. Employee Relations.

         (a) There are no disputes between Sonora and any of its employees or contractors which might adversely affect the conduct of its business or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, and there are no organizational efforts presently being made or threatened involving any of such employees;

         (b) No employees of Sonora are covered by any collective bargaining agreement;

         (c) Sonora has complied, and to the best of their knowledge, is currently in compliance with applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes; and

         (d) Sonora has not engaged in, and is not currently engaging in, any unfair labor practice; no complaints against Sonora have been filed since inception of its business, or are currently, pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of Sonora; no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances or other labor troubles have occurred since inception of Sonora, or are currently pending or, threatened with respect to the employees of Sonora.

         Section 5.13. Related Party Transactions. Except as set forth in Disclosure Schedule 5.13, other than as presented in the Financials or otherwise disclosed herein, there are no transactions, arrangements and agreements relating to Sonora currently in effect between Sonora, on the one hand, and with the Pre-existing Stockholders or any other person, corporation or entity, directly or indirectly, controlled by or controlling Sonora.

         Section 5.14. Rights of First Refusal; Voting Rights. Except as set forth in Schedule 5.14, no party has any right of first refusal, right of co-sale or other similar right which would impair or interfere with Seller's right to consummate the transactions contemplated hereby, and the issuance and delivery of the New Shares and the execution and delivery of the Option Agreement contemplated hereby shall not be subject to any such right. Except as set forth in Disclosure Schedule 5.14, there are no provisions of Sonora's Articles of Organization or By-Laws or agreements among Sonora's stockholders or any other parties to which Sonora or the Pre-existing Stockholders is a party or by which any shares of Sonora Stock are bound which (i) affect or restrict their voting rights; (ii) restrict the ability of a stockholder, or any successor thereto or assign or transferee thereof, to transfer the same; or (iii) would adversely affect Sonora's or the Pre-existing Stockholders' right or ability to consummate this Agreement, the Option Agreement, the Related Documents and the transactions contemplated hereby or thereby.

         Section 5.15. Accounts Receivable. The accounts receivable of Sonora are in all respects the binding obligations of the respective obligors named therein and, to the best of their knowledge, no amount thereof is known to be subject to any valid defenses which have been asserted against Sonora. All accounts receivable were entered into in the ordinary course of business in accordance with past practices.

         Section 5.16. Material Contracts. Sonora has delivered to Misonix all Sonora's material contracts and described the same specifically on Schedule 5.16 hereto. All such material contracts are in full force and effect and will remain in full force and effect and not be placed into default by the issuance of the New Shares, the execution and delivery of the Option Agreement and the other transactions provided in this Agreement and the Related Documents. Except as set forth on Disclosure Schedule 5.16 and in such contracts, no commitment, agreement or other instrument to which Sonora is a party or by which it is bound limits the freedom of Sonora to compete in any line of business in any location or with any person, no contract or agreement is in default by any party to it, and Sonora is not a party to or bound by any commitment, agreement, contract or other instrument which is material to the business, operations, assets or financial condition of Sonora, including, without limitation, any of the following:

         (a) any agreement, pledge, conditional sale contract, security agreement, lease, guarantee, subordination agreement, letter of credit or other similar or related type of understanding respecting the personal property, assets and business as to which Sonora is a debtor, pledger, lessee or obligor.

         (b) any understanding or agreement for the employment of any officer or employee which is not terminable by Sonora on not more than thirty (30) days notice.

         (c) any understanding or agreement dealing with an advertising, brokerage, licensing, dealership, representative or agency relationship.

         (d) any understanding or agreement with any labor organization.

         (e) any understanding or agreement to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment which is not canceleable (without liability) on notice of thirty (30) days or less.

         (f) any understanding or agreement (other than this Agreement) for the sale of any of the assets, or for the grant of any preferential right to purchase any of the assets, properties or rights of Sonora, or which requires the consent of any third party to the transfer and assignment of any of the assets, properties or rights of Sonora other than leases of real or personal property set forth in Schedule 5.8(a).

         (g) any understanding or agreement for the borrowing of any money or the arranging of a line of credit by Sonora.

         (h) any understanding or agreement for any one capital expenditure or series of related capital expenditures.

         (i) any understanding or agreement which would be terminable by any party other than Sonora solely as a consequence of the consummation of the transactions contemplated by this Agreement.

         (j) any provisions, understandings or arrangements relating to the referral or flow of business to Sonora.

         Section 5,17. Directors, Officers and Employees.

         (a) Except as set forth in this Agreement or in the Disclosure Schedules (including Schedule 5.17A) or Exhibits thereto, Sonora has no outstanding loans or extensions of credit to, nor any contracts, agreements or understandings with, any of its executive officers, stockholders or directors or members of their immediate families or, any other person with which any of such persons has a material relationship.

         (b) Set forth on Disclosure Schedule 5.17 annexed hereto is an accurate and complete list of all persons employed by Sonora (and independent contractors) by category of employment and/or duty, and setting forth the salaries or compensation arrangements of such persons.

         (c) Except as set forth on Disclosure Schedule 5.17, (i) no distribution of current year earnings has been made by Sonora [if it is a Subschapter S corporation] and (ii) no compensation outside of current salaries has been paid to any employee of Sonora.

         Section 5.18. No Restrictions. Except as set forth in Disclosure
Schedule 5.18, no provision of (i) Sonora's Articles of Organization or By-Laws nor any agreement or understanding to which Sonora is a party as of the date hereof or by which Sonora or any of its property is bound as of the date hereof, restricts or prohibits, or would result in any restriction or prohibition on, or would render unenforceable, any indebtedness for borrowed money on its part or any deed of trust, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), on its part except for prohibitions or restrictions under applicable bankruptcy, insolvency and similar laws relating to or affecting the rights of creditors generally or by general equitable principles.

         Section 5.19. Brokers. Neither Sonora nor the Pre-existing Stockholders have used any broker or finder in connection with the transactions contemplated hereby; and neither Misonix, nor any affiliate of Misonix has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission payable as a result of the use by Sonora or the Pre-existing Stockholders of any broker or finder in connection with any of the transactions contemplated by this Agreement.

         Section 5.20. Taxes. All income, excess profits, franchising, sales, use and other tax returns (including information returns) required by any jurisdiction or Governmental Authority to have been filed by or with respect to Sonora have been filed, except for returns with respect to which extensions have been granted, and each such return is true and correct; there are no pending or threatened tax examinations, claims (whether for taxes, interest or penalties), liens, assessments, deficiencies or liabilities to which Sonora, or any of its respective assets may be subject; no extension of time for assessment of deficiencies has been granted by Sonora; and Sonora has not filed any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Sonora's tax returns have not been audited by federal or state tax officials. Sonora is a small business corporation for which an election under Code Section 1362(a), to be treated as an S corporation for Federal income tax purposes, is in effect for the current taxable year and has been in effect since January 1, 1997.

         Section 5.21. Employee Benefit Plans.

         (a) Each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), or, if not deemed to be an employee benefit plan or employee welfare benefit plan, any medical benefit plan for current employees, former employees and future retirees, covering any present or former employee of Sonora (as a result of employment therewith) and which is, or at any time was, sponsored or maintained by (or to which contributions are, were, or at any time were required to have been, made by) (x) Sonora, or (y) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which Sonora is a member (a "Controlled Group") complies in all material respects with all applicable statues and governmental rules and regulations, and (a) no reportable event (as defined under ERISA) has occurred and is continuing with respect to any such plan, (b) neither Sonora nor any member of a Controlled Group has withdrawn from any Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any such Plan;

         (b) No condition exists or event or transaction has occurred in connection with any such Plan which could result in the incurrence by Sonora or any member of a Controlled Group of any liability, fine or penalty;

         (c) Neither Sonora nor any member of a Controlled Group is a member of, or participating employer in, or contributes to, any multi-employer plans or any multiple employer Plan as described in sections 4001(a)(3), 4063 and 4064 of ERISA; and

         (d) Sonora does not have a contingent liability with respect to any post-retirement "welfare benefit plans," as such term is defined in ERISA.

         Section 5.22. Representations. This Agreement and the Disclosure Schedules and Exhibits hereto do not contain any untrue statements of material facts with respect to Sonora or


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

the Pre-existing Stockholders or omit to state a material fact necessary to make the statements herein and therein contained not misleading.

                                    ARTICLE 6

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF MISONIX

         In order to induce Sonora and the Pre-existing Stockholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Misonix represents, warrants, covenants and agrees as follows:

         Section 6.1. Corporate Existence and Qualification. Misonix is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Misonix has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 6.2. Authorization of Agreements. Misonix has the full legal right, power and authority to execute and deliver this Agreement and the Related Documents and to consummate all of the transactions contemplated herein and in this Agreement and the Related Documents. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by Misonix and this Agreement and the Related Documents constitute the valid and binding obligations of Misonix, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 6.3. Effect of Agreement. The execution and delivery of this Agreement and the Related Documents by Misonix and the performance of its obligations hereunder and thereunder neither conflicts or will conflict with or results or will result in a breach of the terms, conditions or provisions of, or constitutes or will, on the Closing Date, constitute a default under, the Articles of Incorporation or By-Laws of Misonix, or violate or require consent under any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental department, commission, board, bureau, agency, body or court, having jurisdiction over Misonix or its properties.

         Section 6.4. Brokers. Misonix has used no broker or finder in connection with the transactions contemplated hereby except Karen Line (S.P.C. Financial Corporation), whom Misonix has utilized and will compensate by separate agreement, and neither Sonora nor the Pre-existing Stockholders nor any of their any affiliates has or shall have any liability or otherwise suffer or incur any loss as a result of, or in connection with, any brokerage or finder's fee or other commission payable as a result of the use by Misonix of this or any other broker or finder in connection with any of the transactions contemplated by this Agreement.

         Section 6.5. Representations. This Agreement and the Schedules and Exhibits hereto do not contain any untrue statements of material facts with respect to Misonix or omit to state a material fact necessary to make the statements herein and therein contained not misleading.

                                    ARTICLE 7

                           COVENANTS PRIOR TO CLOSING

         Sonora and the Pre-existing Stockholders, jointly and severally, covenant and agree that from the date hereof until the Closing, each shall use their respective best efforts, to the result that:

         Section 7.1. They shall give Misonix prompt notice of any material change in any of the information contained in the representations and warranties of Sonora and/or the Pre-existing Stockholders hereunder or in the documents furnished in connection herewith, which occurs prior to the Closing.

         Section 7.2. Sonora shall not mortgage, pledge, grant or suffer to exist any lien or encumbrance on any of the shares of Sonora Stock and the Pre-existing Stockholders shall not, except pursuant to the Related Documents, do the same with their shares; the Pre-existing Stockholders shall not cause any of the foregoing on any of Sonora's assets or lease or effect any transfer of any of Sonora's assets; the Pre-existing Stockholders shall use their respective best efforts to maintain and preserve Sonora's assets in good condition and repair, reasonable wear and tear accepted, and maintain in full force all insurance policies in effect of the date of this Agreement.

         Section 7.3. The Pre-existing Stockholders shall cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated herein.

         Section 7.4. The Pre-existing Stockholders shall and shall cause Sonora to abide by and observe, in all material respects, all ordinances, laws, statutes, rules and regulations relating to the conduct of Sonora's business.

         Section 7.5. The Pre-existing Stockholders shall cause Sonora to faithfully abide and observe all of the terms and conditions of the leases and shall not permit any event to continue which would constitute or become a default under any lease.

         Section 7.6. Sonora and each of the Pre-existing Stockholders shall use their respective best efforts to cause Sonora to operate its business in the ordinary course of business consistent with past practices and shall not, without express consent from Misonix which consent will not be unreasonably withheld, enter into any commitments, contracts or agreements which cannot be terminated at will and without penalty.

         Section 7.7. Sonora and the Pre-existing Stockholders shall cause Sonora to maintain all of its books, records and files in accordance with past practices and policies.

         Section 7.8. Sonora and the Pre-existing Stockholders shall cause Sonora to preserve its business organization intact.

         Section 7.9. Sonora and the Pre-existing Stockholders shall use their best efforts to cause Sonora to keep available to Sonora the services of its employees and independent contractors.

         Section 7.10. Sonora and the Pre-existing Stockholders shall promptly notify Misonix of any material change in the operation of Sonora's business and of any governmental or other complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of litigation, and will keep Misonix fully informed of such events.

         Section 7.11. Sonora shall not change its charter documents or other governing instruments except as may be necessary to consummate the transaction contemplated herein.

         Section 7.12. Sonora shall not take any action which would cause it to grant to any employee, officer, director, consultant or independent contractor any material increase in compensation or benefits or to adopt any new employee benefit plan or arrangement of any type or authorized severance pay or the execution of any employment agreement or other compensation arrangement.

         Section 7.13. Sonora shall not take any action which would cause it to increase its staff except in the ordinary course of business.

         Section 7.14. Except as set forth in Disclosure Schedule 7.14, Seller shall not take any action which would cause it to enter into or extend any lease.

         Section 7.15. Sonora shall not authorize, or take any action which would cause it to authorize, any direct investment in equity securities or corporate debt securities.

         Section 7.16. Sonora shall not take any action which would cause it to make any capital expenditures or leasehold improvements other than pursuant to binding commitments existing on the date hereof or in the ordinary course of business as heretofore conducted.

         Section 7.17. Sonora shall not take any action which would cause it to merge into or consolidate with any other corporation, or to sell or acquire any business or otherwise effect any capital reorganization.

         Section 7.18. Sonora shall not take any action which would cause it to fail to maintain all of its properties in good repair, order and condition (ordinary wear and tear excepted), and to maintain insurance upon all of its properties and with respect to the conduct of its business in amount and kind as now in existence.

         Section 7.19. Sonora shall not take any action which would cause it to enter into any other agreements, commitments, or contracts other than in the ordinary course of business which, individually or in the aggregate, are material to it.

         Section 7.20. Sonora shall not take any action which would cause it to incur any additional indebtedness except in the ordinary course of business.

         Section 7.21. Sonora shall not take any action which would cause it to make any loan, credit extension or commitment for any loan or credit extension other than in the ordinary course of business, or any extension or credit to or acceptance of a note from any person or entity who or which has another account or note which is ninety (90) days or more past due.

         Section 7.22. Sonora shall not take any action which would cause it to transfer, assign, mortgage, pledge, or subject to lien, encumbrance, charge or equity or otherwise dispose of, or enter into any contract, agreement or understanding to transfer, assign, mortgage, pledge or subject to lien, encumbrance, charge or equity or otherwise dispose of, any interest in any of its businesses, properties, rights or assets, except for transactions in the ordinary course of business.

                                    ARTICLE 8

                             CONDITIONS PRECEDENT TO

             OBLIGATIONS OF SONORA AND THE PRE-EXISTING STOCKHOLDERS

         Each and every obligation of Sonora and the Pre-existing Stockholders under this Agreement and the Related Documents to be performed on or after the date hereof is subject, at Sonora's option, to the satisfaction on or before the Closing Date of each of the following conditions, any of which may be waived by Sonora and the Pre-existing Stockholders:

         Section 8.1. Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Misonix on or before the Closing Date shall have been fully complied with or performed.

         Section 8.2. Representations. The representations and warranties made by Misonix herein shall be materially accurate, true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

                                    ARTICLE 9

                             CONDITIONS PRECEDENT TO

                             OBLIGATIONS OF MISONIX

         Each and every obligation of Misonix under this Agreement and the Related Agreements to be performed on or after the date hereof is subject, at the option of Misonix, to the satisfaction on or before the Closing Date of each of the following conditions, any one or more of which may be waived by Misonix:

         Section 9.1. Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Sonora and/or the Pre-existing Stockholders on or before the Closing Date shall have been fully complied with or performed.

         Section 9.2. Representations. The representations and warranties made by each of Sonora and the Pre-existing Stockholders herein shall be materially accurate, true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

         Section 9.3. Sonora's Certificate. Sonora and the Pre-existing Stockholders shall have delivered to Misonix a certificate dated the Closing Date and signed by Sonora and the Pre-existing Stockholders certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof.

         Section 9.4. Approval of Legal Matters by Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and all other related legal matters shall have been in form reasonably satisfactory to and reasonably approved by counsel to Misonix, and such counsel shall have been furnished with certified copies of actions and proceedings and such other documents and instruments as they shall have reasonably requested.

         Section 9.5. Consents, Approvals and Waivers. Misonix shall have received written evidence satisfactory to it that all consents, approvals and waivers, if any, required for Sonora to consummate the transactions contemplated by this Agreement have been obtained.

         Section 9.6. Adverse Events. From January 1, 1999 through the Closing Date (i) there shall have been no material adverse change in the property, business or operations of Sonora or in its financial condition and (ii) Sonora's property, business and operations shall not have been materially adversely affected in any way by fire, accident or other casualty or by any Act of God, whether or not covered by insurance.

         Section 9.7. Legal Actions or Proceedings. No action or proceeding by any Governmental Authority or other person shall have been instituted or threatened against Sonora or the Pre-existing Stockholders which could enjoin, restrain or prohibit, any provision of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby and thereby or the operation of Sonora's business.

         Section 9.8. All Due Diligence and Proceedings To Be Satisfactory. Misonix shall have been reasonably satisfied with the results of its due diligence investigation and review of the business, operations and assets of Sonora. All documents in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Misonix and its counsel, and Misonix and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

         Section 9.9. Absence of Certain Changes. As of the Closing Date, since January 1, 1999, neither Sonora, nor the Pre-existing Stockholders shall have taken any action or permitted any event to occur in violation of Article 7 hereto.

         Section 9.10. Employment Agreements. As of the Closing Date, Sonora shall have entered into employment agreements in the form annexed hereto as Exhibit A with each of the Pre-existing Stockholders.

         Section 9.11. Termination of Subchapter S Status. At or prior to the Closing, Sonora and the Stockholders shall take the necessary action to terminate the filing and status of Sonora as a "Subchapter S" entity under federal and any applicable state taxation laws and regulations.

                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

         If any of the conditions to closing of a party have not been satisfied or waived prior to November 30, 1999, then such party shall have the right to terminate this Agreement prior to such condition being satisfied or waived, provided that such party shall have given the other not less than 10 days notice of intention to terminate prior to the proposed effective date of such termination and provided that the satisfaction of such condition is not within the control of such terminating party or constitutes a breach by such terminating party of its obligations hereunder.

                                   ARTICLE 11

                         SURVIVAL OF REPRESENTATIONS AND

                           WARRANTIES; INDEMNIFICATION

         Section 11.1. Survival. The representations, warranties, agreements and covenants made in this Agreement and in the Exhibits and Schedules hereto by Misonix, Sonora and the Pre-existing Stockholders will remain operative and in full force and effect following the Closing Date and the consummation of the transactions herein contained as follows:

         (a) The representations respecting the capitalization of Sonora and the due issuance of the Sonora Stock to Misonix hereunder shall survive without limitation;

         (b) Representations respecting the payment of taxes and tax returns shall survive for a period of the longer of (i) three years or (ii) the respective statute of limitations respecting filing of tax returns for such periods; and

         (c) All other matters shall survive for a period of two years following Closing.

         All claims not brought by Misonix hereunder within the required period shall be forever barred.

         Section 11.2. Indemnification by Sonora and the Pre-existing Stockholders. Sonora and the Pre-existing Stockholders, hereby jointly and severally, agree to defend, indemnify and hold Misonix and its officers, directors, agents and employees (collectively, the "Indemnified Parties"), harmless from and against any and all loss or liability, accrued, absolute or otherwise, in respect of losses, suits, proceedings, appeals, demands, judgments, damages, expenses and costs (including reasonable attorneys' fees and litigation expenses, arising out of a third party claim) (collectively, the "indemnifiable damages") which any of the Indemnified Parties may suffer or incur by reason of the failure of any of the representations and warranties of Sonora and/or the Pre-existing Stockholders contained in this Agreement to be materially true and accurate when made ("Material Inaccuracy"). Notwithstanding the foregoing, the Indemnified Parties shall have no claim for indemnifiable damages unless and until: (i) the Closing occurs, and (ii) one or more of the Indemnified Parties suffers or incurs an actual out-of pocket loss to a third party on account of a Material Inaccuracy.

         Section 11.3. Notice and Right to Defend Third Party. Promptly upon receipt of notice of any third party claim, demand or assessment or, the commencement of any suit, action or proceeding, or within six months following awareness of all relevant facts necessary to conclude that a third party claim may be made, in each case in respect of which indemnity may be sought on account of an indemnity agreement contained in this Article 11, the party seeking indemnification (the "Indemnitee") will notify in writing, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the "Indemnitor"). In case any claim, demand or assessment is asserted or suit, action or proceeding is commenced against an Indemnitee, and it notifies the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee, whose consent to the selection of counsel will not unreasonably be withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof. The Indemnitee will cooperate with the Indemnitor in connection with any such claim, make personnel, books and records relevant to the claim available to the Indemnitor, and grant such authorization or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such claim.

         The foregoing provisions of this Section 11.3 are not designed to cover termination of this Agreement prior to Closing which is properly effected pursuant to Article 8 and/or Article 19 of this Agreement.

                                   ARTICLE 12

                                     NOTICES

         Section 12.1. Notices. All notices, demands, requests or other communications (each a "Notice") required or permitted to be given to or made upon the parties hereunder shall be in writing and shall be either personally delivered, mailed, postage prepaid, by registered or certified mail, return receipt requested, sent by commercial overnight carrier or sent by facsimile, wire or other telegraphic communication to the other party addressed as follows:

         (a)  If to Misonix, to:

              Misonix, Inc.
              1938 New Highway
              Farmingdale, NY 11735
              Attn: Michael A. McManus, Jr., President and
                    Chief Executive Officer
              Facsimile No.  (516) 694-9412

              with a copy to:

              Hartman & Craven LLP
              460 Park Avenue
              New York, New York 10022
              Attn: Edward I. Tishelman, Esq.
              Facsimile No. (212) 223-9911

         (b)  If to Sonora, to:

              Acoustic Marketing Research, Inc.
              1830 Boston Avenue, Suite D
              Longmont, CO 80501
              Facsimile No. (303) 682-5915

              with a copy to:

              McGeady Sisneros, P.C.
              1675 Broadway, #2100
              Denver, CO 80202
              Attn: Kenneth M. Koprowicz, Esq.
              Facsimile No. (303) 592-4385

         (c)  If to the Pre-existing Stockholders:

              Mr. G. Wayne Moore
              1830 Boston Avenue, Suite D
              Longmont, CO 80501
              Facsimile No. (303) 682-5915

                                               and

              Mr. William Phillips
              1830 Boston Avenue, Suite D
              Longmont, CO 80501
              Facsimile No. (303) 682-5915
or at such other address as shall be designated by such party by a Notice given in accordance with this Section.

         Each such Notice shall be deemed given (a) if delivered personally or sent by commercial overnight carrier, when received; (b) if mailed, three (3) business days after depositing such notice, postage prepaid, in a mail receptacle under the exclusive legal control of the U.S. Postal Service; and (c) if sent by facsimile wire or other telegraphic communication, upon confirmed transmission.

                                   ARTICLE 13

                                  MISCELLANEOUS

         Section 13.1 Limited Right of Assignment by Misonix. Misonix shall have the right to assign any portion or all of its rights hereunder to any other entity wholly-owned by it, provided, however, that Misonix shall continue to be liable for the obligations of any such assignee.

         Section 13.2 Successors, etc. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of Misonix, Sonora and Pre-existing Stockholders, and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Sonora may not assign any of its rights hereunder without the prior written consent of Misonix.

         Section 13.3 Headings. The headings of the various Sections herein are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

         Section 13.4 Governing Law. This Agreement and all rights hereunder shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the conflicts of laws provisions thereof. Sonora and the Pre-existing Stockholders hereby submit to the exclusive jurisdiction of the federal courts of the United States of America and the courts of the State of New York located in the City and State of New York for the purposes of the enforcement of, and the determination of any disputes between the parties arising out of, this Agreement, the Option Agreement and the Related Documents and the transactions contemplated hereby and thereby, and each of Sonora and the Pre-existing Stockholders hereby waive and agree not to assert as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in such court, or that such action, suit or proceeding is improper. Each of Sonora and the Pre-existing Stockholders agree that service of process in connection with any action, suit or proceeding described in this Section 13.4 or arising out of or in connection with this Agreement, the Option Agreement, the Related Documents or the transactions contemplated hereby may be made upon it by any other means permitted by applicable law, and that any such service shall be and constitute good and valid service of process. The consent to jurisdiction and service of process set forth in this paragraph are irrevocable.

         Section 13.5 No Waiver. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies hereunder or in connection herewith. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any party hereto shall have the right to waive any one or more conditions precedent to the Closing or compliance with any one or more representations and warranties set forth herein and to proceed with the transactions contemplated hereby without releasing the other party of its obligations or from any liability or obligation to indemnify the waiving party for any indemnifiable loss sustained by such waiving party by reason of any breach of any other representation, warranty or covenant by the other party.

         Section 13.6 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original but all of which together shall constitute a single agreement.

         Section 13.7. Entire Agreement. This Agreement and the Schedules and Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, restrictions, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

         Section 13.8 Further Assurances. At any time and from time to time, upon the request of one of the parties hereto, the other party shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the requesting party may reasonably request in order to fully effect the purposes of this Agreement and the transactions contemplated hereby.

         Section 13.9 Expenses. Sonora, the Pre-existing Stockholders and Misonix will pay their own respective expenses in connection with this Agreement and the transactions contemplated hereby. Sonora's expenses shall not exceed $12,000 in connection therewith.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               MISONIX, INC.

                               By: ________________________________________
                               Name: Michael A. McManus, Jr.
                               Title: President and Chief Executive Officer

                               ACOUSTIC MARKETING RESEARCH, INC.

                               By: ________________________________________
                               Name:
                               Title:

                               ____________________________________________
                               G. Wayne Moore

                               ____________________________________________
                               William Phillips

                               DISCLOSURE SCHEDULE

                              BIRD FOUNDATION GRANT

         This Grant has been issued to Cassling Diagnostic Imaging of Omaha, Nebraska and BioMediCom of Jerusalem, Israel for the development and commercialization of a 3D after-market ultrasound device. Sonora Medical Systems is a sub-contractor of Cassling responsible for the design and development of the 3D transducer and integration of this transducer to a computer "box" that has the BioMediCom 3D software resident therein. This Grant provides that Sonora shall receive - $300,000 per year for two years for R&D activities related to this project commencing September 1, 1999. Cassling Diagnostic Imaging is responsible for marketing and selling this product beginning in March 2000. They have signed a contract to buy a minimum of 200 units (including the probes) per year for each of three years. Sonora and BioMediCom will share in the TBD transfer margin. The two year R&D budget is attached.